Exhibit 10.2

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

Supply Agreement

This Supply Agreement (the “Agreement”) is as entered into as of this 10th day of March, 2021 (“Effective Date”) between PhaseBio Pharmaceuticals, Inc., a corporation organized under the laws of Delaware and having a place of business at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania, 19355 USA (“PhaseBio”) and BioVectra Inc., a corporation organized under the laws of Prince Edward Island and having a place of business at 11 Aviation Avenue, Charlottetown, Prince Edward Island, C1E 0A1 Canada (“BioVectra”) (each individually a “Party” and collectively the “Parties”).

Whereas, PhaseBio wishes to purchase from BioVectra and BioVectra desires to sell to PhaseBio commercial quantities of Product (as hereinafter defined); and

Whereas, BioVectra has the technical and scientific experience and expertise necessary to perform manufacturing, packaging, analytical testing and/or quality assurance services for the manufacturing and bulk packaging of such Product; and

Whereas, PhaseBio desires BioVectra to perform such services as set forth herein and manufacture such Product for PhaseBio, and BioVectra desires to perform such services and manufacture such Product for supply to PhaseBio, all on the terms and conditions set forth in this Agreement;

Now, Therefore, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:
1.    DEFINITIONS:
1.1.    “Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.
1.2.    “Applicable Law” means all applicable ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders of any kind whatsoever of any Governmental Authority, as amended from time to time, including the FD&C Act and CGMP.
1.3.    “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of manufacture as defined by the applicable Batch record. For clarity, a single Batch is the product of at-scale fermentation and all subsequent purification steps, executed in a single sequence or via cycling mode (for example: “DSP1” and “DSP2” following a single USP are both part of a single Batch).
1.4.    “Batch Documentation” has the meaning provided in Section 6.1.

1.5.    “Biologics License Application” means: (a) a biologics license application submitted to the FDA pursuant to Section 351(a) of the PHSA and the regulations promulgated thereunder, or its successor application; or (b) an application for authorization to market and/or sell a biological product in any country or regulatory jurisdiction other than the United States submitted to the applicable Regulatory Authority in such country or regulatory jurisdiction, including, with respect to the EU, a marketing authorization application submitted either (i) to the EMA pursuant to the centralized EU filing procedure or (ii) to the applicable national Regulatory Authority in an individual EU member state if the centralized EU filing procedure is not used.
1.6.    “BioVectra Manufacturing Know-How” means all data, information and Know-How (i) owned or controlled by BioVectra prior to the Effective Date; or (ii) developed or acquired by or for BioVectra or any of its Affiliates thereafter relating to manufacturing, processing, formulating, packaging, labeling, holding, and quality control testing operations in general but not to PB2452 or the Product (including any intermediate) or the application of such operations to PB2452 or the Product (including any intermediate) in particular. For clarity, BioVectra Manufacturing Know-How excludes the Developed Process, the Downstream Process, Wacker Confidential Information, Downstream Process Improvements and Product Improvements.
1.7.    “Certificate of Compliance” means, with respect to a specific Batch of Product, a document signed by BioVectra’s authorized Quality Assurance representative indicating that such Batch of Product was manufactured in compliance with CGMP, and that all Deviations were evaluated and closed for impact on Product.
1.8.    “Certificate of Origin” means, with respect to a specific Batch of Product, the Certificate of Origin and Bovine Spongiform Encephalopathy (BSE)/ Transmissible Spongiform Encephalopathies (TSE) Declaration form for such Batch of Product signed by BioVectra’s authorized Quality Assurance representative designating the country and species of the originating source and certifying the originating source is BSE/TSE free.
1.9.    “CGMP” means all laws, guidelines and regulations applicable to the manufacture of Product to ensure that products are consistently produced and controlled in accordance with quality standards appropriate for their intended use, including the current Good Manufacturing Practices as defined in (a) Parts 210, 211, 601 and 610 of Title 21 of the United States Code of Federal Regulations, (b) European Commission Directive 2003/94/EC and the Rules Governing Medicinal Product in the European Community, Volume IV Good Manufacturing Practice for Medicinal Product, (c) the ICH Q7A guidelines, and (d) the equivalent applicable laws, guidelines and regulation in any relevant country; in each case, as the same may be amended or re-enacted from time to time.
1.10.    “COA” means, with respect to a specific Batch of Product, a Certificate of Analysis that is signed by BioVectra’s authorized Quality Assurance representative certifying that such Batch of Product conforms to the Specifications.
1.11.    “Confidential Information” means all confidential or proprietary information, data and know-how of a Party, whether disclosed orally or visually or in written, graphic, electronic or other tangible form, which is disclosed by or on behalf of such Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the

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“Receiving Party”) or which the Receiving Party obtains in the course of its performance pursuant to this Agreement, and which: (a) if in written, graphic, electronic or other tangible form, is labeled as confidential or proprietary; (b) if disclosed orally or visually, is identified as confidential or proprietary at the time of disclosure and is confirmed to be confidential or proprietary by the Disclosing Party in writing to the Receiving Party within thirty (30) calendar days of such disclosure; or (c) by its nature, should reasonably be considered to be confidential or proprietary. Confidential Information of PhaseBio shall include: (i) any information relating to PhaseBio’s product plans, specifications, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development and Intellectual Property, regardless of when such information was revealed or disclosed; (ii) PhaseBio Manufacturing Know-How, PhaseBio Materials, PhaseBio Developed Intellectual Property and the Specifications; and (iii) Wacker Confidential Information. Confidential Information of BioVectra shall include: (i) any information relating to BioVectra’s product plans, specifications, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development and Intellectual Property, regardless of when such information was revealed or disclosed; and (ii) BioVectra Manufacturing Know-How. The terms and conditions of this Agreement will be treated as the Confidential Information of both Parties.
1.12.    “Delivery Schedule” has the meaning provided in Section 5.2.
1.13.    “Developed Process” means the documented process for the cGMP manufacture of PB2452 using a Wacker Strain.
1.14.    “Deviation” means any planned or unplanned deviation, variance or change.
1.15.    “Downstream Process” means that part of the Developed Process that follows the Upstream Process, starting with (and expressly including) the following process step: [***].
1.16.    “Downstream Process Improvement” means any invention, discovery, development or modification with respect to the Downstream Process or relating to the manufacture of PB2452 or the Product using the Downstream Process, whether or not patented or patentable, including any enhancement or improvement in the efficiency or operation of the Downstream Process; in each case that is conceived, discovered, developed or otherwise made by or on behalf of BioVectra, whether solely or jointly with PhaseBio, under or in connection with this Agreement or the performance of BioVectra’s obligations hereunder.
1.17.    “EMA” means the European Medicines Agency or its successor agency.
1.18.    “Extended Supply Failure” has the meaning provided in Section 5.4.3(e).
1.19.    “Facility” means BioVectra’s manufacturing facility located at 24 Ivey Lane, Windsor, Nova Scotia, and may not be changed without the express written permission of PhaseBio in its sole discretion.
1.20.    “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as each may be amended from time to time.

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1.21.    “FDA” means the U.S. Food & Drug Administration or its successor agency.
1.22.    “Finished Product” means any product produced by PhaseBio, a (sub)licensee or an ultimate customer of PhaseBio that incorporates or includes Product as an ingredient or an intermediary.
1.23.    “First Approval” has the meaning provided in Section 4.1.
1.24.    “Governmental Authority” means any national, supranational, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.25.    “Intellectual Property” means any and all patents; patent applications; all provisional, divisional, continuations, renewals, continuations-in-part, re-examinations, patents of addition, supplementary protection certificates, extensions, letters of patent, registration or confirmation patents, and reissues with respect to any patents or patent applications; any Know-How, data, technology, inventions, copyrights, industrial property, and technical information; and any and all rights in or to any of the foregoing.
1.26.    “Know-How” means all non-patented proprietary information, inventions, discoveries, designs, developments, techniques, materials, processes, manufactures, compositions of matter or methods of use and trade secrets, whether or not patentable or copyrightable.
1.27.    “Latent Defect” means a defect existing in the Product at the time of delivery by BioVectra to the shipping destination; which was not reasonably discoverable upon visual inspection or testing (as defined in the Specifications) and which renders the Product or the derived product not suitable for pharmaceutical use or not in conformance with the Product warranties set out herein.
1.28.    “Manufacture” means any steps, processes and activities necessary to produce the Product, including, without limitation, the process validation, manufacturing, processing, formulation, handling, labeling, packaging, inspection, quality control testing, quality assurance, stability testing, release and storage of Product. “Manufactured” or “Manufacturing” shall have correlative meanings.
1.29.    “Manufacturing Process” means the raw materials, equipment, processes and procedures used to Manufacture the Product to be supplied to PhaseBio hereunder, as set forth in the PhaseBio-approved master Batch records for the Product.
1.30.    “Manufacturing Technology Transfer” means (a) the transfer to PhaseBio or its designee of all analytical methods used by or on behalf of BioVectra to demonstrate conformity of Product with the Specifications, consistent with the description of analytical method transfer set forth in World Health Organization (WHO) ‘WHO guidelines on transfer of technology in pharmaceutical manufacturing’; and (b) the provision by BioVectra to PhaseBio or its designee of reasonable assistance, and reasonable access to BioVectra’s technical and process experts to assist: (i) in the execution of the analytical method transfer described in the preceding clause (a); and

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(ii) in reproducing the Manufacturing Process as practiced by BioVectra. Without limiting the foregoing, such reasonable assistance shall include transfer of all processes, procedures, know-how and data required to Manufacture PB2452 bulk drug substance conforming to the Specifications (as in effect at the time of such transfer) and in accordance with applicable Marketing Authorizations and Regulatory Authority guidelines.
1.31.    “Marketing Authorization” means the approval to market, sell and distribute, the Product or Finished Product in the Territory as granted by the applicable Regulatory Authority.
1.32.    “Master Cell Bank” means the original therapeutic-producing cell line of a Wacker Strain used by Wacker as a starting material in manufacturing PB2452. For clarity, the Master Cell Bank will not be provided to BioVectra.
1.33.    “Minimum Annual Commitment” has the meaning provided in Section 3.2.
1.34.    “MSA” means the Master Services Agreement between the Parties dated November 14, 2018, as amended.
1.35.    “Pass Through Costs” means consumables, raw materials, and third party testing that BioVectra does not have the capability to perform.
1.36.    “PB2452” means the drug substance known as PB2452, a reversal agent for the anti-platelet activity of Ticagrelor.
1.37.    “PhaseBio Developed Intellectual Property” has the meaning provided in Section 13.4.
1.38.    “PhaseBio Manufacturing Know-How” means all data, information, and Know-How (i) owned or controlled by PhaseBio or its Affiliates, licensors, (sub)licensees, or other collaborators prior to the Effective Date, including the Developed Process, the Downstream Process and Wacker Confidential Information; or (ii) developed or acquired by or for PhaseBio or its Affiliates, licensors, (sub)licensees or other collaborators thereafter, including any of the foregoing developed by Wacker or any of its affiliated companies on behalf of PhaseBio or acquired by PhaseBio from Wacker or any of its affiliated companies.
1.39.    “PhaseBio Materials” means those materials supplied, or to be supplied, by or on behalf of PhaseBio to BioVectra for use in the manufacture of Product hereunder (e.g. raw materials, cell banks, protein specific reference standards, polyethylene glycol and custom reagents), as specified in the Quality Agreement. As of the Effective Date, the only PhaseBio Material is the Working Cell Bank.
1.40.    “Product” means the pharmaceutical preparation of PB2452 bulk drug substance, manufactured by BioVectra at the Facility. Product is the drug substance for the Finished Drug.
1.41.    “Product Improvement” means any invention, discovery, development or modification with respect to PB2452 or the Product or relating to the development, manufacture, use or commercialization of PB2452 or the Product, whether or not patented or patentable,

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including any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of PB2452 or the Product, any discovery or development of any new or expanded methods of treatment, use or indications for PB2452 or the Product or any discovery or development that improves the stability, safety or efficacy of PB2452 or the Product; in each case that is conceived, discovered, developed or otherwise made by or on behalf of BioVectra, whether solely or jointly with PhaseBio, under or in connection with this Agreement or the performance of BioVectra’s obligations hereunder.
1.42.    “Product Recall” means any recall, withdrawal, field correction or other action to recover possession of quantities of the Product or Finished Product shipped or sold to Third Parties resulting in the event that (i) any Regulatory Authority issues a request, directive or order that any Product or drug products derived from Product be recalled, (ii) a court of competent jurisdiction orders such a recall, (iii) PhaseBio reasonably determines after consultation with BioVectra that any Product (or Finished Product) should be recalled because such Product (or the Product contained in such Finished Product) did not conform to the Specifications or other requirements of this Agreement at the time of shipment by BioVectra or (iv) PhaseBio reasonably determines that any Product or Finished Product should be recalled for any reason.
1.43.    “Purchase Order” means a binding written order for the purchase of Product duly executed by PhaseBio and transferred to BioVectra via mail, facsimile or electronically.
1.44.    “Quality Agreement” has the meaning provided in Section 10.1.
1.45.    “Quarter” means the period of three consecutive calendar months ending 31 March, 30 June, 30 September and 31 December.
1.46.    “Regulatory Approval” means the approval by the applicable Regulatory Authority in a jurisdiction of the Biologics License Application for the Finished Product in such jurisdiction.
1.47.    “Regulatory Authority” means any Governmental Authority or other regulatory authority having the administrative authority to regulate the development, marketing or sale of pharmaceutical substances in any country or other regulatory jurisdiction in the Territory, including the FDA and EMA.
1.48.    “Release” means the release of a Batch of Product by BioVectra’s Quality Assurance department in accordance with Specifications, the Quality Agreement, CGMP, the Product warranties, and applicable Marketing Authorizations. Release signifies that BioVectra has verified that the applicable Batch of Product has been manufactured using approved processes, in compliance with appropriate regulations, and meets Specifications, as determined by BioVectra’s review of all appropriate documentation.
1.49.    “Section” means a Section of this Agreement.
1.50.    “Specifications” means the numerical limits, ranges, and other acceptance criteria for Product, which shall be mutually agreed by the Parties in writing and set forth in the Quality Agreement, as the same may be amended from time to time in accordance with

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Section 10.3. References to the Specifications in this Agreement shall be deemed to refer to the applicable Specifications as then in effect (as amended as of the applicable date).
1.51.    “Successful Validation” has the meaning provided in Section 2.1.
1.52.    “Supply Failure” means that, due to issues or matters principally within the control of BioVectra (for example issues or matters principally related to BioVectra’s facility, equipment, or manufacturing), BioVectra has failed to deliver to PhaseBio conforming Product in at least [***] of the quantity(ies) of Batches specified in one or more Purchase Order(s) for which BioVectra has provided notice of acceptance.
1.53.    “Supply Price” has the meaning provided in Section 4.1.
1.54.    “Term” has the meaning provided in Section 11.1.
1.55.    “Territory” means worldwide.
1.56.    “Third Party” means any party other than PhaseBio, BioVectra and their respective Affiliates.
1.57.    “Upstream Process” means that part of the Developed Process starting with (and expressly including) the following process step: first inoculation of a culture with the Wacker Strain up to (but expressly excluding) the following process step: the loading of the first chromatographic column. For the sake of clarity, the Upstream Process shall expressly include any fermentation, harvest and clarification of the culture broth.
1.58.    “Validation Campaign” means the validation campaign for Product pursuant to the applicable Statement of Work under the MSA.
1.59.    “Validation Report” means the final summary report provided on completion of the Validation Campaign which signifies that the Validation Campaign is completed and acceptable.
1.60.    “Wacker” means Wacker Biotech GmbH, a company organized under the laws of Germany.
1.61.    “Wacker Agreement” means that certain License Agreement between PhaseBio and Wacker having an effective date of April 1, 2019, as amended.
1.62.    “Wacker Confidential Information” means Wacker Strains and all Wacker Technology.
1.63.    “Wacker Strain” means any of the following that is transferred to BioVectra by or on behalf of PhaseBio during the Term: (i) Wacker’s proprietary modified E. coli strain with the name “E. coli WCM203/pM0033_202-2”; (ii) Wacker’s proprietary modified E. coli strain with the name “E. coli WCM203/pWB032_202-2”; or (iii) any other proprietary E. coli strain developed by Wacker for PhaseBio during the Term that contains genetic information coding for PB2452.

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1.64.    “Wacker Technology” means any and all information disclosed by or on behalf of PhaseBio (including by Wacker) to BioVectra relating to the Upstream Process or any Wacker Strain, including any written documentation of any of the foregoing.
1.65.    “Working Cell Bank” means a working cell bank of a Wacker Strain produced from the Master Cell Bank.
2.    PREPARING FOR COMMERCIAL SUPPLY
2.1.    Preparing for Filing. After successful completion of manufacture of validation Batches of Product in the Validation Campaign as evidenced by the delivery of the Validation Report (“Successful Validation”), PhaseBio will decide whether or not to file a Biologics License Application for Finished Product. If PhaseBio files for a Biologics License Application for Finished Product, BioVectra will prepare for Facility readiness inspection and Product pre-approval audits with Regulatory Authorities.
2.2.    Regulatory Approval. BioVectra will provide to PhaseBio such information and assistance relating to the manufacture of Product as PhaseBio may reasonably require for purposes of applying for and maintaining all Marketing Authorizations for the Product and the Finished Product, including without limitation providing PhaseBio with all reports, authorizations, certificates, methodologies, and other documentation in the possession or under the control of BioVectra relating to the manufacture and supply of Product (or any component thereof). The documentation provided by BioVectra to PhaseBio shall not be used by BioVectra for any purpose other than as specified herein or as otherwise required by Applicable Law.
3.    COMMERCIAL PRODUCT SUPPLY
3.1.    Exclusive Supply of Product. BioVectra shall not develop, manufacture and/or supply Product, for any entity other than PhaseBio or a designee of PhaseBio. PhaseBio agrees to purchase Product from BioVectra, in accordance with the terms and conditions of this Agreement and the Quality Agreement. For clarity, PhaseBio is free to contract with Third Parties for the manufacture and supply of PB2452.
3.2.    Purchase Commitment. PhaseBio will commit to ordering an agreed upon number of Batches of Product for delivery in every twelve (12) month period specified in Appendix A (“Minimum Annual Commitment”). The Minimum Annual Commitment for each such 12-month period is set out in Appendix A. For clarity, any Batch of Product ordered by PhaseBio in accordance with this Agreement for delivery during any such 12-month period shall count towards PhaseBio’s satisfaction of its Minimum Annual Commitment, even if BioVectra fails to deliver such Batch during such 12-month period or if BioVectra delivers such Batch during such 12month period but PhaseBio rejects such Batch in accordance with Section 6.6 for failure to conform to the Specifications. In the event that PhaseBio is unable to purchase the Minimum Annual Commitment in any twelve (12) month period due to BioVectra’s failure to perform its obligations under this Agreement, including BioVectra’s inability to manufacture Product on a commercial scale, no amounts will be due to BioVectra hereunder regarding any such shortfall. BioVectra will commit to maintaining capacity to manufacture an agreed upon number of Batches in every twelve (12) month period as specified in Appendix A.

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Upon BioVectra’s receipt of a Purchase Order for Batches to be delivered in a particular calendar year (or, in the case of 2022-2023, in 2022 and 2023), the capacity set aside for such period that is in excess of the number of Batches in such Purchase Order will be released. For example, BioVectra has committed to maintaining capacity to manufacture [***] Batches in 2025, and if PhaseBio places a Purchase Order for [***] Batches for 2025, then at the time of such Purchase Order placement, BioVectra will be released from setting aside and reserving capacity for the remaining [***] Batches of the capacity requirement for 2025.
3.3.    Second Source. PhaseBio may at any time during the Term establish, qualify and validate a second source for PB2452 bulk drug substance Manufactured using the Manufacturing Process at a manufacturing facility of PhaseBio, its Affiliate, a sublicensee, or a Third Party contract manufacturer designated by PhaseBio (in each case, a “Second Source”); provided, however, that, except in the event of (a) a Supply Failure (as outlined in Section 5.4.3 herein), or (b) a force majeure event affecting BioVectra that continues for more than ninety (90) days, PhaseBio’s Minimum Annual Commitment obligation under Section 3.2 shall continue to apply during the Term following completion of qualification and validation of the Second Source. If PhaseBio notifies BioVectra in writing that PhaseBio intends to qualify and validate a Second Source, then BioVectra shall cooperate in good faith with PhaseBio to effect a Manufacturing Technology Transfer to the Second Source as reasonably necessary for the Second Source to reproduce the Manufacturing Process and otherwise Manufacture and supply PB2452 bulk drug substance meeting the Specifications. Any such Manufacturing Technology Transfer shall be conducted at PhaseBio’s (or its Affiliate’s or sublicensee’s) expense according to a written plan and budget to be negotiated in good faith by PhaseBio (or its Affiliate or sublicensee) and BioVectra, such agreement not to be unreasonably withheld or delayed, and shall be completed within eighteen (18) months of PhaseBio’s written notice to BioVectra. For clarity, PhaseBio’s rights under this Section 3.3 are in addition to PhaseBio’s rights under Section 11.6.2 in the context of termination or expiration of this Agreement.
4.    PRICE AND PAYMENT COMMERCIAL PRODUCT
4.1.    Price of Product. PhaseBio will pay a supply price for a Batch of Product as well as be responsible for payment of Pass-Through Costs The estimated supply price per Batch of Product is set forth in Appendix A. Within 30 days after Successful Validation, the Parties shall establish the firm supply price for a Batch of Product (the “Supply Price”) in accordance with Appendix A to this Agreement (it being understood that the estimated supply prices specified in Appendix A are based on the assumptions set forth therein and that any changes to such assumptions will result in a corresponding adjustment to such prices), which shall be set forth in Appendix A to this Agreement hereto pursuant to a written amendment to this Agreement executed by both Parties. Notwithstanding the above, the initial firm Supply Price will be within [***] plus or minus of the estimated supply price per Batch of Product set forth in Appendix A. The initial firm Supply Price for Product shall be effective through the second anniversary of Successful Validation.
4.2.    Annual Pricing Adjustment. On an annual basis after the second anniversary of Successful Validation, either Party may propose, pursuant to Section 4.3, suggested adjustments to the Supply Price for inflation for any increase or decrease in the Canadian

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Inflation rate over the previous twelve-month period as posted by the Government of Canada, up to a maximum of a [***] adjustment per year. To enable the adjustment, such Party will follow the process set out below pursuant to Section 4.3 (Implementation of Supply Price Adjustment). In addition, notwithstanding the above, where BioVectra can document extraordinary increases or decreases of greater than [***], upon provision of documentation evidencing and detailing increases or decreases in costs, BioVectra may propose adjusting the Supply Price to reflect the extraordinary increase or decrease, up to a maximum of [***].
4.3.    Implementation of Supply Price Adjustments. For all price adjustments proposed pursuant to Section 4.2, a Party will deliver to the other Party, on or about September 1 of each calendar year of the Term, such Party’s suggested revisions to the then-current Supply Price based upon this Section 4.3 to be effective for all Batches of Product to be delivered on or after January 1 of the next calendar year. The Parties shall promptly discuss such proposed revisions in good faith and mutually agree upon the Supply Price for the next calendar year, which must be documented in a written amendment to Appendix A executed by both Parties before it becomes binding on either Party.
4.4.    Billing and Payment. As a deposit against Batches to be manufactured under Purchase Orders, PhaseBio agrees to pay BioVectra, [***] prior to the date that the manufacture of the applicable Batches is scheduled to commence (as set forth in BioVectra’s notice of acceptance of the applicable Purchase Order or such other schedule for delivery of the Batches mutually agreed between the Parties), [***] of the total value of the Batches to be manufactured (determined by multiplying the number of Batches by the current applicable Supply Price). BioVectra will invoice PhaseBio for such deposit, with payment due within thirty (30) days from receipt of invoice. In the event that, after issuance of the invoice for such deposit, the Supply Price that would apply to such Batches is adjusted pursuant to Sections 4.2 and 4.3, then (i) if the adjusted Supply Price is higher than the Supply Price on which such total value was originally calculated, PhaseBio shall pay to BioVectra [***] of the difference between the total value of the Batches at the adjusted Supply Price and the total value of the Batches at the unadjusted Supply Price, and (ii) if the adjusted Supply Price is lower than the Supply Price on which such total value was originally calculated, BioVectra shall credit [***] of the difference between the total value of the Batches at the unadjusted Supply Price and the total value of the Batches at the adjusted Supply Price toward the amount invoiced by BioVectra for such Batches upon Release thereof. BioVectra will invoice PhaseBio for the remainder of payment (applying any applicable credit pursuant to clause (ii) of the preceding sentence) on Release of Product, with payment due within thirty (30) days of receipt of invoice. The deposit will be applied pro rata to the Product delivered against the Purchase Order. All amounts payable by PhaseBio to BioVectra will be priced and paid in US Dollars by wire transfer in immediately available funds to an account designated by BioVectra. BioVectra will invoice PhaseBio [***] for Pass Through Costs for raw materials and consumables consumed during Manufacturing. PhaseBio will also be responsible for any raw materials and consumables that were purchased for PhaseBio but expired due to changes in schedule requested by PhaseBio.

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5.    FORECASTS AND PURCHASE ORDERS
5.1.    Three Year Forecasts. PhaseBio will provide to BioVectra a rolling forecast of its estimated non-binding requirements for a three-year period. PhaseBio will provide such forecast to BioVectra annually in the first Quarter of each year during the Term of this Agreement.
5.2.    Purchase Orders. By [***] each year, PhaseBio will submit to BioVectra [***] binding Purchase Order for its annual Product requirements for the subsequent [***], specifying the number of Batches of Product, the delivery destination, and shipping instructions. The Purchase Order shall include a delivery schedule which may be reviewed and amended as agreed to by the Joint Project Team. No later than [***] prior to the scheduled date of Manufacture of the Batches in such Purchase Order, the Joint Product Team will approve a final delivery schedule (“Delivery Schedule”). Should PhaseBio require additional Batches of Product, PhaseBio may submit Purchase Orders to BioVectra in writing [***] prior to the requested delivery date. BioVectra will make commercially reasonable efforts to supply PhaseBio with the additional Batches of Product.
5.3.    Minimum Annual Commitment. Absent any regulatory issues with the Facility and except in the event of inability of BioVectra to supply Batches meeting the requirements of this Agreement in the quantities ordered in accordance with this Agreement, should PhaseBio fail to purchase the Minimum Annual Commitment as described in Section 3.2, BioVectra will invoice PhaseBio for the difference between the Minimum Annual Commitment (subject to any applicable adjustment pursuant to Section 5.4) and the actual number of Batches of Product purchased in that year multiplied by the Supply Price per Batch associated with the number of Batches ordered in that year under the respective Purchase Order (the “Minimum Shortfall Payment”). For example, in a given year in which the Minimum Annual Commitment is [***] Batches, should PhaseBio purchase [***] Batches, leaving a shortfall of [***] Batches, BioVectra shall invoice PhaseBio for a Minimum Shortfall Payment equal to [***] Batches (Shortfall) multiplied by the Supply Price per Batch. PhaseBio shall remit payment within thirty (30) days of receipt of invoice. The Minimum Shortfall Payment shall be [***] where a Minimum Shortfall Payment is [***] due to the Parties [***].
5.4.    Late Delivery and Failure to Supply.
5.4.1.    If BioVectra fails, or anticipates that it will fail, to Manufacture and deliver the quantity of Batches of Product set forth in an accepted Purchase Order in accordance with the applicable Delivery Schedule, then BioVectra will notify PhaseBio as soon as practicable (each such failure, a “Shortfall”).  Within fifteen (15) days of receipt of notification of a Shortfall, PhaseBio will provide to BioVectra written notification of its decision to either (a) accept the quantity of Batches of Product that BioVectra is able to Manufacture, if any, in the affected calendar year (in which case, (1) PhaseBio’s Minimum Annual Commitment for such calendar year (if not already met) will be reduced to the number of Batches BioVectra actually delivers to PhaseBio in such calendar year, and (2) no Minimum Shortfall Payment shall be due for such calendar year or (b) request that BioVectra Manufacture additional Product to remedy

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the Shortfall during the same calendar year. In the event PhaseBio chooses the Shortfall remedy set forth in subsection (b) hereto, BioVectra will use commercially reasonable efforts to Manufacture Product as requested by PhaseBio, provided that if BioVectra is unable to Manufacture Product as requested by PhaseBio pursuant to subsection (b) hereto, then BioVectra will so notify PhaseBio in writing, and (1) PhaseBio’s Minimum Annual Commitment for such calendar year (if not already met) will be reduced to the number of Batches BioVectra actually delivers to PhaseBio in such calendar year, and (2) no Minimum Shortfall Payment shall be due for such calendar year.
5.4.2.    Late Delivery. If, after the Manufacture of the first [***] Batches, BioVectra fails to deliver any number of Batches of Product set forth in an accepted Purchase Order on or within thirty (30) days after the applicable delivery date set forth in the applicable Delivery Schedule, the Supply Price for such late Batches shall be [***] for [***], subject to [***]. Once PhaseBio has been notified of a potential late delivery of one or more Batches, the Parties may mutually agree on a new Delivery Schedule for remaining deliveries of Product, provided that PhaseBio shall have no obligation to agree to any such new Delivery Schedule. If the Parties mutually agree upon a new Delivery Schedule, then any Batches delivered on or within thirty (30) days after the respective date(s) set forth in such new Delivery Schedule will not be subject to [***].
5.4.3.    Supply Failure. In the case of a Supply Failure, the Parties will work in good faith to develop a plan to address the Supply Failure, including corrective actions to be taken by BioVectra, and BioVectra will use commercially reasonable efforts to implement such plan. Notwithstanding the foregoing:
(a)    In the case of a Supply Failure that lasts for at least [***] but less than [***], (i) PhaseBio will accept the quantity of Batches of Product that BioVectra is able to Manufacture, if any, for the duration of such Supply Failure, (ii) PhaseBio’s Minimum Annual Commitment for such calendar year (if not already met) will be reduced to the number of Batches BioVectra actually delivers to PhaseBio in such calendar year, and (iii) no Minimum Shortfall Payment shall be due for such calendar year.
(b)    In the case of a Supply Failure that lasts for at least [***] but less than [***], (i) PhaseBio will accept the quantity of Batches of Product that BioVectra is able to Manufacture, if any, for the duration of such Supply Failure, (ii) PhaseBio’s Minimum Annual Commitment for such calendar year (if not already met) will be reduced to the number of Batches BioVectra actually delivers to PhaseBio in such calendar year, (iii) PhaseBio’s Minimum Annual Commitment for [***] will be [***] and (iv) no Minimum Shortfall Payment shall be due for such calendar year.
(c)    In the case of a Supply Failure that lasts for at least [***] but less than [***], (i) PhaseBio will accept the quantity of Batches of Product that BioVectra is able to Manufacture, if any, for the duration of such Supply

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Failure, (ii) PhaseBio’s Minimum Annual Commitment for such calendar years (if not already met) will be reduced to the number of Batches BioVectra actually delivers to PhaseBio in such calendar years, (iii) PhaseBio’s Minimum Annual Commitment for [***] will be [***] and (iv) no Minimum Shortfall Payment shall be due for such subsequent calendar year.
(d)    In the case of a Supply Failure that lasts for at least [***] but less than [***], (i) PhaseBio will accept the quantity of Batches of Product that BioVectra is able to Manufacture, if any, for the duration of such Supply Failure, (ii) PhaseBio’s Minimum Annual Commitment for such calendar years (if not already met) will be reduced to the number of Batches BioVectra actually delivers to PhaseBio in such calendar years, (iii) PhaseBio’s Minimum Annual Commitment for [***] will be [***] and (iv) no Minimum Shortfall Payment shall be due for such calendar years.
(e)    In the case of a Supply Failure that lasts for at least [***] (such Supply Failure, an “Extended Supply Failure”), (i) PhaseBio will accept the quantity of Batches of Product that BioVectra is able to Manufacture, if any, for the duration of such Supply Failure, (ii) PhaseBio’s Minimum Annual Commitment for such calendar years (if not already met) will be reduced to the number of Batches BioVectra actually delivers to PhaseBio in such calendar years, (iii) PhaseBio’s Minimum Annual Commitment for [***] will be [***], and (iv) no Minimum Shortfall Payment shall be due for such calendar years.
The Parties may, at any point during a Supply Failure, mutually agree to cease Manufacturing the Product until successful implementation of a corrective plan.
6.    DELIVERY; ACCEPTANCE; TITLE; RISK OF LOSS
6.1.    Release and Delivery of Product. BioVectra is responsible for Release of Product to PhaseBio. BioVectra will release each Batch of Product against the Specifications, and Release of a Batch of Product will be evidenced by provision to PhaseBio of a COA, Certificate of Origin and a Certificate of Compliance (collectively, “Batch Documentation”). Executed Batch records will be provided within a week of BioVectra Release.
6.2.    Packaging and Delivery of Product. BioVectra shall package and ship all Product with appropriate environmental monitoring to ensure the appropriate cold chain environmental conditions are maintained until Product has been received at PhaseBio’s designated delivery destination. BioVectra will deliver Product to PhaseBio FCA (INCOTERMS 2010) loading dock at the Facility. BioVectra will arrange for the shipment of Product including insurance, customs and clearance to a designated delivery location specified by PhaseBio using PhaseBio’s designated carrier, at PhaseBio’s expense. BioVectra will provide documents for export and support the inspection and export process. BioVectra shall ship Product according to a mutually agreed upon schedule. PhaseBio will be responsible for any costs related to the storage, handling and insurance fees incurred with respect to storage of Product after release and transfer of ownership.

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6.3.    Title and Risk of Loss. Transfer of title to and risk of loss of or damage to the Product sold hereunder shall pass to PhaseBio upon [***]. PhaseBio shall assume the risk of loss or damage to the Product [***], except to the extent that such loss or damage results from the breach of BioVectra’s obligations under this Agreement or the Quality Agreement, negligence or willful misconduct of BioVectra or its representatives, for which BioVectra shall retain the risk of loss of or damage to Product.
6.4.    Invoices. BioVectra will invoice PhaseBio for Product upon Release of Product by BioVectra in accordance with Section 6.1. PhaseBio will pay for invoices less any holdback for disputed amounts, within thirty (30) days of the invoice receipt. Transfer of ownership shall occur as set forth in Section 6.3. All invoices shall be submitted electronically to [***] and addressed to PhaseBio Pharmaceuticals, Inc., Attn: Accounts Payable.
6.5.    Ad Hoc Services. Any services requested that are beyond the activities related to manufacture of Product or the ordinary support of the obligations of this Agreement, including changes to Products as specified for reasons other than to uphold compliance to the Quality Agreement, will be considered ad hoc services. The Parties will enter into a separate written agreement for any such ad hoc services.
6.5.1.    Any changes to the Specifications will be made in accordance with the Quality Agreement, and any costs associated with any change to the Product Specifications will be borne by PhaseBio unless the Quality Agreement provides otherwise.
6.6.    Acceptance; Rejection. All Product delivered by BioVectra to PhaseBio or its designee shall be subject to inspection by or on behalf of PhaseBio. For each Batch delivered, PhaseBio shall have [***] days (or such other period as may be specified in the Quality Agreement) from date of receipt of such Batch and all associated Batch Documentation, in which to notify BioVectra that such Product does not conform to the Specifications and to reject such Batch. If PhaseBio fails to notify BioVectra of its rejection of a Batch within such period, and without limiting PhaseBio’s other available remedies contained herein, PhaseBio shall be deemed to have accepted such Batch as conforming to the Specifications, unless a Latent Defect is discovered after acceptance. PhaseBio shall immediately notify BioVectra upon discovery of any Latent Defect in the Product. Payment for Product by PhaseBio shall not constitute acceptance thereof. PhaseBio may revoke its acceptance of any Product in the event that any Latent Defect is discovered after acceptance by PhaseBio by written notice of rejection to BioVectra delivered within [***] days after such discovery. BioVectra will notify PhaseBio immediately upon discovery of a Latent Defect by BioVectra or any of its agents.
6.7.    Independent Laboratory Testing. If PhaseBio and BioVectra are unable to agree as to whether any Product conforms to the Specifications, the Parties shall cooperate to have the Product in dispute analyzed by an independent testing laboratory of recognized repute selected by BioVectra and approved by PhaseBio, which approval shall not be unreasonably withheld, conditioned or delayed. The results of such laboratory testing shall be final and binding on the Parties on the issue of conformance of the Product to the Specifications. If the Product is determined to so conform, then PhaseBio shall bear the cost of the independent laboratory testing and pay for the Product in accordance with this

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Agreement. If the Product is determined not to conform, then BioVectra shall bear the cost of the independent laboratory testing, and BioVectra shall, at PhaseBio’s sole discretion, within thirty (30) calendar days of the date of such determination, either replace the rejected Product at no cost to PhaseBio or promptly refund to PhaseBio the price paid for such Product.
6.8.    Customer Returns. PhaseBio will have the responsibility for handling customer returns of the Products. BioVectra will give PhaseBio any assistance that PhaseBio may reasonably require to handle the returns.
6.9.    Product Recalls. If a Product Recall or return results from, or arises out of, [***], in addition to the amounts payable under this Agreement, BioVectra will also be responsible for the documented out-of-pocket expenses of the Product Recall or return. If the Parties disagree about whether Product conforms to the Specifications then they shall be submitted to a neutral expert/laboratory for binding resolution pursuant to the procedures set forth in Section 6.7 above.
7.    JOINT PROJECT TEAM
7.1.    Joint Project Team. The Parties shall establish a Joint Project Team to oversee the Parties’ activities hereunder which shall include, but not be limited to, review of the progress of the Marketing Authorization; discussion and review of timelines for launch of Finished Product, supply chain management including forecasts, placement of Purchase Orders, review of Pass Through Costs (including raw material and consumable suppliers and costs), delivery of Product, and review of Product life cycle. Each Party shall appoint an equal number of representatives to serve on the Joint Project Team; one representative from each Party shall serve as project manager and be the recipient of communications (other than legal notices) pursuant to this Agreement. The Joint Project Team will meet no less often than quarterly for the Term. The Parties agree that the Joint Project Team shall have no decision-making authority with respect to any matters related to this Agreement.
8.    WARRANTIES; INDEMNIFICATIONS
8.1.    BioVectra Representations and Warranties. BioVectra warrants and represents that:
8.1.1.    BioVectra is a corporation duly organized, validly existing and in good standing under the laws of the Prince Edward Island, Canada;
8.1.2.    BioVectra has full right, power and authority to enter into this Agreement and to perform its obligations hereunder, has taken all necessary action on its part to authorize the performance of such obligations, and the execution and performance of this Agreement do not conflict with or violate any requirement of Applicable Law and do not conflict with, or constitute a default or require any consent under, any other agreement, contract, commitment or arrangement to which BioVectra is a party or by which BioVectra is bound;
8.1.3.    the manufacturing, packaging, and quality control and storage facilities used in relation to the manufacture of the Product and all precursors shall be at all times fully CGMP/CGLP/CGDP compliant;

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8.1.4.    all Product delivered hereunder will (a) conform to the Specifications and applicable Marketing Authorizations; (b) have been manufactured in accordance with CGMP, the requirements set forth in this Agreement and the Quality Agreement, and Applicable Laws, (c) not be adulterated or misbranded within the meaning of the FD&C Act, and (d) not be an article that, under the provisions of the FD&C Act, may not be introduced into interstate commerce;
8.1.5.    when delivered, PhaseBio will have good and marketable title, free and clear of any liability, pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, to all Product;
8.1.6.    the work hereunder will be performed with requisite care, skill and diligence, by individuals who are appropriately trained and qualified and in facilities suited for such work;
8.1.7.    BioVectra has or will maintain all the necessary qualified personnel, equipment, quality systems, standard operating procedures and facilities to perform its obligations hereunder;
8.1.8.    [***]; and
8.1.9.    BioVectra and its officers and directors and any person or entity engaged by BioVectra in connection with the manufacture of Product or performance of any other obligations under this Agreement: (i) have not been debarred and are not subject to a pending debarment pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. BioVectra will notify PhaseBio immediately if BioVectra and its officers and directors and any person or entity engaged by BioVectra in connection with the manufacture of Product or performance of any other obligations under this Agreement is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of BioVectra’s knowledge, is threatened.
8.2.    PhaseBio Representations and Warranties. PhaseBio warrants and represents that:
8.2.1.    PhaseBio is duly organized validly existing and in good standing under the laws of Delaware, USA;
8.2.2.    PhaseBio has full right, power and authority to enter into this Agreement and to perform its obligations hereunder, has taken all necessary action on its part to authorize the performance of such obligations, and the execution and performance of this Agreement do not conflict with or violate any requirement

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of Applicable Law and do not conflict with, or constitute a default or require any consent under, any other agreement, contract, commitment or arrangement to which PhaseBio is a party or by which PhaseBio is bound; and
8.2.3.    [***].
8.3.    Indemnity.
8.3.1.    BioVectra will defend, indemnify, and hold PhaseBio and its directors, officers, employees, and Affiliates (all the foregoing “PhaseBio Indemnitees”), harmless from any and all losses, liabilities, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including reasonable attorney’s fees and costs (all the foregoing “Losses”), to which any PhaseBio Indemnitee may become subject as a result of any and all claims, actions, suits or proceedings by any Third Party (all the foregoing “Third-Party Claims”) arising from or as a result of (i) the manufacturing of the Product(s), (ii) BioVectra’s breach of this Agreement or the Quality Agreement, including, without limitation, breach of any representations or warranties, or (iii) negligence or willful misconduct by any BioVectra Indemnitee; except, in each case (items (i), (ii) and (iii) above), to the extent that such Losses result from negligence or willful misconduct of any PhaseBio Indemnitee or the breach by PhaseBio of any warranty, representation, covenant or agreement made by PhaseBio in this Agreement.
8.3.2.    PhaseBio will defend, indemnify, and hold BioVectra and its directors, officers, employees, and Affiliates (all the foregoing “BioVectra Indemnitees”), harmless from any and all Losses to which any BioVectra Indemnitee may become subject as a result of any and all Third-Party Claims arising from or as a result of (i) the marketing and sale of the Final Product by PhaseBio, (ii) PhaseBio’s breach of this Agreement, including, without limitation, breach of any representations or warranties, (iii) the storage and handling of Product by PhaseBio, or (iv) a claim that the use of PhaseBio Manufacturing Know-How or PhaseBio Materials in the manufacture of Product in accordance with this Agreement infringes or misappropriates the intellectual property rights of any Third Party; except, in each case (items (i) – (iv) above), to the extent that such Losses result from negligence or willful misconduct of any BioVectra Indemnitee or the breach by BioVectra of any warranty, representation, covenant or agreement made by BioVectra in this Agreement or the Quality Agreement.
8.3.3.    In the event a person or entity seeks indemnification under this Section (each an “Indemnitee”), it shall: (i) inform the other Party (the “Indemnifying Party”) of a Third-Party Claim as soon as reasonably practicable after it receives notice of the Third-Party Claim; (ii) permit the Indemnifying Party to assume direction and control of the defense of the Third-Party Claim at the Indemnifying Party’s expense; (iii) not compromise or otherwise settle such Third-Party Claim without the Indemnifying Party’s prior written consent; and (iv) cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the claim; provided, however, no Indemnitee shall be

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required to admit fault or responsibility in connection with any settlement. An Indemnitee’s failure to perform any obligations under this Section shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result of such failure. An Indemnitee shall have the right to participate in and observe the proceedings through its own separate legal counsel at its own expense.
8.4.    Disclaimer. Except as expressly set forth in this Agreement, neither Party makes any representations or extends any warranties of any kind, express or implied, and each Party expressly disclaims any and all warranties of any kind, express or implied, including, without limitation, the warranties of design, merchantability, fitness for a particular purpose, non-infringement of the intellectual property rights of third parties, or arising from a course of dealing, usage or trade practices.
9.    INSURANCE
9.1.    BioVectra and PhaseBio will, no later than the first commercial sale of Finished Product anywhere in the Territory, obtain and will thereafter maintain comprehensive general liability insurance (which may be in the form of primary insurance and umbrella coverage), including product liability insurance against claims regarding the Products under this Agreement [***]. Each Party shall maintain such insurance during the Term of this Agreement and thereafter, for so long as it customarily maintains insurance for itself for similar products and activities, but in no event less than [***], except that to the extent the applicable insurance policy of a Party is written on an occurrence basis, such policy need not be maintained after the Term of this Agreement. Each Party shall cause the other Party to be named as an additional insured under such insurance and shall provide the other party proof of such insurance upon request. If requested each Party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. Each Party agrees to provide prompt written notice to the other Party of a cancellation of, or material change in, the insurance.
10.    QUALITY ASSURANCE
10.1.    Quality Agreement. PhaseBio and BioVectra will enter into a commercial quality agreement setting out the responsibilities of both Parties with respect to the Product within six (6) months of the Effective Date (“Quality Agreement”).
10.2.    Compliance with Quality Agreement. BioVectra shall manufacture, test, package, label, disposition, ship and store the Product according to the terms of the Quality Agreement. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement will take precedence over the Quality Agreement, except for provisions pertaining to the establishment, maintenance and execution of the quality systems in support of the Product; in which case the Quality Agreement will govern.
10.3.    Change Control. BioVectra will utilize a documented system of procedures for the control of changes to raw materials, packaging materials, suppliers, equipment,

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manufacturing methods, the Specifications, intermediates and raw materials specifications, sampling, test methods, and release requirements (collectively, “Changes”), consistent with CGMP, all Applicable Laws, including the Marketing Authorization pertaining to the Product, and industry standards. BioVectra shall implement any Change pursuant to the terms of the Quality Agreement. Without limiting the generality of the foregoing, any changes to the Specifications will be made in accordance with the Quality Agreement, and no change to the Specifications may be made without PhaseBio’s prior written consent. The Parties will provide written responses to requests from the other pursuant to this Section as soon as commercially possible but in no event more than ten (10) business days from receipt of the request from the other Party hereto. Updates to Marketing Authorizations pertaining to the Product are the responsibility of PhaseBio or its designee.
10.4.    Raw Materials.
10.4.1.    Procurement of Raw Materials. BioVectra will utilize a documented system of procedures to evaluate, qualify and approve raw materials and suppliers. BioVectra is responsible for procuring suitable raw materials from approved and qualified sources.
10.4.2.    Inspection and Testing of Raw Materials. BioVectra must utilize documented material inspection plans and testing procedures. The results of this inspection and testing of raw materials must be in accordance with BioVectra established specifications and the Marketing Authorizations pertaining to the Product. BioVectra shall inspect all containers of raw materials promptly upon receipt by BioVectra. BioVectra will inspect or test all raw materials on a Batch-by-Batch basis. To the extent specified in the Quality Agreement, BioVectra may accept and release certain starting materials utilizing the COA with abbreviated or no additional testing. However, a minimum of an identification test is required unless the material is too hazardous or reactive to sample. BioVectra will only use approved suppliers, per BioVectra’s quality system.
10.4.3.    Storage and Handling of Raw Materials. BioVectra agrees to store and handle the materials under appropriate conditions, consistent with CGMP, all Applicable Laws, the Marketing Authorizations pertaining to the Product, and industry standards applicable to similar products. BioVectra agrees to store Product labeling materials under appropriate controlled and secured conditions, consistent with CGMP, all Applicable Laws, the Marketing Authorizations pertaining to the Product, and industry standards applicable to similar products.
10.5.    Product Specifications. BioVectra will manufacture, package, label and handle all Product in conformance with, and in order for the Product to be in conformance with, the Specifications and the Marketing Authorizations pertaining to the Product.
10.6.    Manufacturing and Packaging of Product. BioVectra shall manufacture, package, and label all Product in accordance with specific procedures and instructions consistent with CGMP, all Applicable Laws, the Marketing Authorizations pertaining to the Product, and

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industry standards applicable to similar products. BioVectra will prepare all appropriate and required manufacturing and packaging Batch documentation for each Batch of Product manufactured pursuant to this Agreement. BioVectra shall retain such Batch documentation in accordance with any document retention schedules provided by PhaseBio and as required in order to comply with Applicable Laws. BioVectra will make any such Batch documentation available for review and inspection by PhaseBio, its sublicensees and/or any regulatory personnel, and BioVectra shall provide to PhaseBio all such Batch documentation upon the expiration or termination of this Agreement or upon request by PhaseBio.
10.6.1.    BioVectra will destroy any co-streams, waste material or labeling materials in a secure legal manner including in accordance with Applicable Laws, including environmental laws, in order to prevent unauthorized use and/or environmental problems.
10.7.    Inspection and Testing of Product. BioVectra will, at its cost, perform the inspection and testing of Product as provided in the Quality Agreement. PhaseBio reserves the right to inspect and/or test all Batches of the Product delivered to PhaseBio or any PhaseBio designee. BioVectra will make available for PhaseBio’s or its sublicensees’ review the (i) executed Batch records, (ii) all testing results conducted by BioVectra and/or independent testing labs contracted by BioVectra, (iii) Deviation final reports, and (iv) any other associated documentation mutually agreed to by both Parties or specified in the Quality Agreement.
10.8.    Notification and Approval of Deviations. BioVectra will have a documented system for handling Deviations, Deviation investigations, and corrective actions. All Deviations will be investigated and fully documented by BioVectra. BioVectra is to notify PhaseBio of any Deviations according to the Quality Agreement. BioVectra will retain such documentation as part of the Batch documentation for the Batch affected.
10.9.    Release and Shipment of Product. BioVectra has the responsibility for Release of the Product for shipment to PhaseBio or its designee, provided, however, that if Product does not conform to the Specifications in all respects, the Product can be released only with the prior written consent of PhaseBio. BioVectra will not ship any Product until Release of the Product by BioVectra’s Quality Assurance department.
10.10.    Retained Samples of Product. BioVectra shall retain samples of all Product Batches in accordance with the retention schedule mutually agreed upon but for no less than five (5) years after termination of this Agreement. The amount of such retained samples shall be of sufficient quantity to conduct at least full Product Specification analyses in duplicate. BioVectra shall store the retained samples under appropriate Product label storage conditions in a secure area and in a suitable storage facility, consistent with CGMP, all Applicable Laws, and industry standards applicable to the products. All such samples shall be available for inspection by PhaseBio or its sublicensees during any audit by PhaseBio or its sublicensees of BioVectra’s facilities or upon reasonable notice to BioVectra by PhaseBio or its sublicensees.
10.11.    Storage of Product. BioVectra agrees to store the Product under appropriate Product storage conditions and in a secure area, consistent with CGMP, all Applicable Laws, the

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Specifications, the Marketing Authorizations pertaining to the Product, and industry standards applicable to similar products.
10.12.    Complaints about the Product. BioVectra will have a documented system to receive, communicate with PhaseBio, investigate, and resolve all complaints received from PhaseBio related to Product. BioVectra will investigate the complaints as requested by PhaseBio and provide a written report on the results of the investigation to PhaseBio within thirty (30) calendar days. If necessary, PhaseBio or its sublicensees will communicate with the customers and/or the Regulatory Authorities the results of the complaint investigation.
10.13.    Returned Goods. BioVectra will have a documented system for handling returned goods, consistent with CGMP, all Applicable Laws, and industry standards.
10.14.    Audits and Inspections of Facilities and Product. BioVectra will notify PhaseBio of any inspections of BioVectra’s facilities used in the manufacture or storage of Product, or other actions that could potentially impact Product, by any Regulatory Authorities or other enforcement entities. Such notice shall be provided within [***] in the case of any such inspection that is specifically related to the Product (in which case BioVectra shall give PhaseBio representatives the opportunity to participate, at PhaseBio’s expense, in the inspection) and within [***] in the case of any such inspection that is not specific to the Product. BioVectra will notify PhaseBio within [***] of any major finding from any such inspection that is specific to the Product or receipt of any Form 483 that is specific to the Product. BioVectra will provide PhaseBio with a written summary describing all results of inspections within [***] after the visit or inquiry where the inspection is specifically related to the Product and within [***] for general facility, laboratory or systems inspections.
10.15.    PhaseBio Audits. PhaseBio reserves the right to audit the Facility on reasonable advance notice, including BioVectra’s systems, and documentation as they relate to the manufacture and control of Product, and to assure compliance with this Agreement, including but not limited to Product manufacturing, storage, quality control, environmental compliance and health and safety compliance. The right to audit will also cover any subcontractors (e.g. a contract laboratory) if utilized by BioVectra. PhaseBio also reserves the right to be present at the Facility during the manufacture of Product. Such audits may be conducted by PhaseBio or its sublicensees or other designees.
10.16.    Person-In-Plant. During the Term, PhaseBio shall have the right, at PhaseBio’s expense, to put a person-in-plant at the Facility to observe, and consult on, the manufacture of Product. Any such representative of PhaseBio will be subject to basic training on BioVectra’s quality system including safety policies and procedures and will be required to sign a waiver of liability.
11.    TERM AND TERMINATION
11.1.    Term. The term of this Agreement (“Term”) shall commence on the Effective Date and unless terminated earlier in accordance with the terms herein, shall continue in force until the tenth anniversary of Successful Validation. The Term may be extended for additional

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one (1) year periods upon agreement in writing between the Parties at least six (6) months prior to the end of the existing Term.
11.2.    Termination for Cause. Without prejudice to any other available legal or equitable rights or remedies, a Party may terminate this Agreement immediately upon written notice to the other Party as follows:
11.2.1.    Material Breach. Either Party may terminate this Agreement in the event of the material breach by the other Party of the terms and conditions hereof (“Default”), through no fault of the non-Defaulting Party, which remains uncured ninety (90) calendar days after the non-Defaulting Party provides written notice of such Default to the Defaulting Party; provided however, that in the event that the Defaulting Party reasonably believes that the Default is incapable of being cured within such ninety (90) day period, then the Defaulting Party shall provide written notice to the non-Defaulting Party within seven (7) calendar days from the date of the notice of such Default, specifying that such Default is not capable of being cured within such period and the actions the Defaulting Party is taking to diligently cure such Default, and the non-Defaulting Party may, in its sole discretion, agree in writing to extend the time period for curing such Default for up to an additional thirty (30) calendar days or such time as is reasonably necessary to cure such Default.
11.2.2.    Debarment. PhaseBio may terminate this Agreement immediately upon written notice to BioVectra if BioVectra or any person employed or retained by it to perform services under this Agreement (a) comes under investigation by the FDA for a debarment action, (b) is debarred by the FDA, or (c) engages in any conduct of activity that could lead to a debarment action by the FDA.
11.2.3.    Insolvency; Bankruptcy. Either Party may terminate this Agreement in the event that the other Party (a) is adjudicated insolvent; (b) makes an assignment for the benefit of creditors; (c) files or has filed against it a petition in bankruptcy which, in the case of an involuntary petition in bankruptcy, is not dismissed within 90 days; (d) has a receiver appointed for its assets; or (e) is dissolved or liquidated.
11.3.    Termination for Commercialization Issues. PhaseBio may terminate this Agreement upon one hundred twenty (120) days’ notice to BioVectra if: (a) PhaseBio abandons its plans to file Biologics License Applications with the FDA and EMA for the Finished Product; (b) the Biologics License Applications filed with the FDA and EMA for Finished Product have been abandoned or rejected and PhaseBio has abandoned any attempt to obtain Regulatory Approval in the U.S. and Europe; (c) PhaseBio receives from the FDA a complete response letter indicating that PhaseBio’s Biologics License Application for the Finished Product cannot be approved without one or more additional clinical trials being performed and PhaseBio has abandoned any attempt to obtain Regulatory Approval in the U.S. and Europe; (d) after receipt from the Regulatory Approval for the Finished Product, PhaseBio, its Affiliates or licensees have abandoned the commercialization of Finished Product in the U.S. and Europe; or (e) MedImmune Limited terminates that certain License Agreement relating to PB2452 between PhaseBio

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and MedImmune Limited dated as of November 21, 2017, as amended. Upon receipt of notice of termination from PhaseBio pursuant to this provision, BioVectra will immediately plan for a shutdown of all activities relating to the Product and will take reasonable steps to eliminate unnecessary expenditures. PhaseBio shall be responsible for all reasonable expenses incurred by BioVectra as a result of the termination of this Agreement including amounts for Product manufactured and delivered to PhaseBio pursuant to an existing Purchase Order and non-cancelable commitments (approved by PhaseBio), as well as a reasonable termination fee as follows:
11.3.1.    If notice of termination is delivered prior to [***], the termination fee is [***];
11.3.2.    If notice of termination is delivered on or after [***] and prior to [***], the termination fee is [***];
11.3.3.    If notice of termination is delivered on or after [***] and prior to [***], the termination fee is [***];
11.3.4.    If notice of termination is delivered on or after [***] and prior to [***], the termination fee is two million United States dollars ($2,000,000 USD); and
11.3.5.    If notice of termination is delivered on or after [***], no termination fee shall be payable.
BioVectra shall invoice PhaseBio for all such reasonable expenses incurred under this Section along with supporting documentation for such expenses, within sixty (60) days of the termination date. PhaseBio shall pay such amounts within thirty (30) days of receipt of a proper invoice and conforming documentation. Thereafter, PhaseBio shall have no further payment obligation to BioVectra.
11.4.    Termination for Quality Issues. PhaseBio may terminate this Agreement with no liability to BioVectra upon ninety (90) days’ notice to BioVectra in the event of: (a) BioVectra’s failure to maintain a compliant establishment license with Regulatory Authorities for the ability to manufacture Product at the Facility; (b) BioVectra’s failure to respond to a Regulatory Authority, related to the Product or the Facility, within the Regulatory Authority’s requested time frame or thirty (30) days, whichever is longer; (c) BioVectra’s failure to complete corrective actions, related to the Product or the Facility, in response to a Regulatory Authority’s major and critical observations/deficiencies within the committed timeframe; (d) BioVectra’s receipt of repeat critical and/or major observations/ deficiencies, related to the Product or the Facility, from a Regulatory Authority in two (2) or more consecutive inspections; or (e) BioVectra or any person employed or retained by it to perform under this Agreement (i) coming under investigation by the FDA for a debarment action, (ii) being debarred by the FDA, or (iii) engaging in any conduct of activity that could lead to a debarment action by the FDA.
11.5.    Termination by PhaseBio Without Cause. After the fifth anniversary of the receipt of the first Regulatory Approval for the Finished Product by either FDA or EMA, PhaseBio may terminate this Agreement without cause, by giving BioVectra twenty-four (24) months’ written notice of its intention of termination. For clarity, no termination of this Agreement pursuant to this Section 11.5 will be effective prior to the seventh anniversary

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of receipt of the first Regulatory Approval for the Finished Product by either FDA or EMA.
11.6.    Consequences of Expiration or Termination; Survival.
11.6.1.    In the event of any termination under this Section, the day that is the effective date of termination shall be the last day of the Term.
11.6.2.    Unless this Agreement is terminated by PhaseBio pursuant Section 11.3, in the event of termination or expiration of this Agreement, upon the written request of PhaseBio delivered no later than [***] after the effective date of termination or expiration, BioVectra shall cooperate in good faith with PhaseBio to effect a Manufacturing Technology Transfer to PhaseBio, its Affiliate, a sublicensee or a Third Party contract manufacturer designated by PhaseBio (as applicable, a “New Manufacturer”), as reasonably necessary for the New Manufacturer to reproduce the Manufacturing Process and otherwise Manufacture and supply PB2452 bulk drug substance meeting the Specifications. In the event of termination of this Agreement by PhaseBio pursuant to Section 11.2 or Section 11.4, such Manufacturing Technology Transfer will be performed at BioVectra’s expense. In the event of any other termination or expiration of this Agreement, such Manufacturing Technology Transfer shall be performed at PhaseBio’s expense. Any such Manufacturing Technology Transfer shall be conducted according to a written plan and budget to be negotiated in good faith by PhaseBio (or its Affiliate or sublicensee) and BioVectra, such agreement not to be unreasonably withheld or delayed, and shall be completed within eighteen (18) months of PhaseBio’s written request to BioVectra.
11.6.3.    If this Agreement expires or is terminated (other than by PhaseBio pursuant to Section 11.2 or Section 11.4), then:
(a)    PhaseBio shall take delivery of and pay for all undelivered conforming Products that are Manufactured under a Firm Order, at the Supply Price in effect at the time such order was placed; and
(b)    PhaseBio shall reimburse BioVectra the purchase price actually paid by BioVectra under BioVectra’s non-cancellable orders with suppliers of raw materials (except to the extent previously reimbursed by PhaseBio) if the orders were made by BioVectra in reliance on Firm Orders, except to the extent such raw materials can be used prior to the expiration date(s) thereof in the manufacture of products for other BioVectra customers.
11.6.4.    Sections 6.3, 6.4, 6.6, 6.7, 6.9, 8.1.3, 8.1.4, 8.1.5, 8.3, 8.4, 10.2, 10.5, 10.6, 10.6.1, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 11.6, 12.1, 12.2, 12.4, 12.6, 13.2, 13.3 and 13.4 and Articles 9 and 14 will survive the expiration or termination of this Agreement. All accrued rights and obligations of the Parties shall survive the expiration or termination of this Agreement.

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12.    CONFIDENTIALITY
12.1.    Restrictions. Except as otherwise provided in this Article 12: (i) the Receiving Party shall hold the Confidential Information of the Disclosing Party in strict confidence and shall not make Confidential Information of the Disclosing Party, in whole or in part, available to any Third Party (including any patent office or similar authorities); (ii) the Receiving Party shall use the Confidential Information of the other only for the purpose of exercising its rights and performing its obligations under this Agreement, and shall not use or exploit Confidential Information of the Disclosing Party in any form, directly or indirectly, in whole or in part, for any other purpose, including the obtainment of intellectual property rights; (iii) the Receiving Party shall take all necessary steps to comply with its obligations under this Article 12 and shall use at least the same degree of care to prevent unauthorized disclosure and unauthorized use of the Disclosing Party’s Confidential Information as it exercises with respect to its own Confidential Information, which shall be no less than a reasonable degree of care; and (iv) the Receiving Party shall disclose Confidential Information of the Disclosing Party only to those of its directors, officers, employees, legal representatives, agents, or, in the case of PhaseBio as the Receiving Party, (sub)licensees (collectively, “Permitted Persons”), who (a) have a need to know such Confidential Information for the exercise of the Receiving Party’s rights or the performance of the Receiving Party’s obligations under this Agreement, (b) have been advised of the confidential nature of such Confidential Information, and (c) have agreed in writing to be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Article 12. In any event, the Receiving Party shall be responsible for any breach of the terms of this Agreement by any of its Permitted Persons.
12.2.    Exceptions. The obligations of confidentiality and non-use set forth in Section 12.1 above shall not apply to any portion of Confidential Information of the Disclosing Party that the Receiving Party can prove by competent evidence: (i) is in the public domain at the time of disclosure, or, after disclosure, becomes generally available to the public other than through breach of this Agreement by the Receiving Party; (ii) was in the Receiving Party’s possession prior to it being furnished by or on behalf of the Disclosing Party, without confidentiality restrictions; (iii) is disclosed to the Receiving Party by a Third Party on a non-confidential basis, provided that such Third Party had the legal right to disclose such information; (iv) is independently developed by personnel of the Receiving Party without access, recourse or reference to the Confidential Information of the Disclosing Party and without violating any of the Receiving Party’s obligations under this Agreement. Any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are within an exception unless the actual combination itself is within an exception. Any specific Confidential Information shall not be deemed to be in the foregoing exceptions merely because it is encompassed by more general information which is within an exception, unless the specific Confidential Information itself is within an exception.
12.3.    Authorized Disclosure. Notwithstanding the obligations of Section 12.1, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
12.3.1.    filing or prosecuting patent applications as permitted by this Agreement;

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12.3.2.    exercising and enforcing the Receiving Party’s rights under this Agreement and in performing its obligations under this Agreement;
12.3.3.    complying with a valid order of any court or other governmental authority of competent jurisdiction, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded. Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information to comply with a valid order of any court or other governmental authority of competent jurisdiction or with applicable laws, rules or regulations, it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such required disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any lawful efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to contest such requirement, to limit such disclosure to the greatest extent legally permissible, and/or to obtain a protective order or secure other confidential treatment of the Confidential Information required to be disclosed;
12.3.4.    disclosure in regulatory filings or regulatory correspondence with respect to Product or Finished Product that the Receiving Party has the right to make under this Agreement;
12.3.5.    in the case of PhaseBio as the Receiving Party, disclosure to actual or potential licensees, sublicensees and collaborators with respect to PB2452, provided that any such actual or potential licensee, sublicensee or collaborator agrees to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Article 12; and
12.3.6.    disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
12.4.    Publicity.
12.4.1.    Press Releases. It is acknowledged that a Party may desire or be required to issue press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not withhold consent to such releases that the other Party may determine, based on advice of counsel, are reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. In the event of a required public announcement, to the extent there is sufficient time while still being able to comply with Applicable Laws,

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including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as the contents of any such public statement or press release are contained in a prior public disclosure or public statement approved by the other Party pursuant to this Section 12.4.1 or permitted by Section 12.3 and do not reveal non-public information about the other Party.
12.4.2.    Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.
12.5.    Return or Destruction of Tangible Confidential Information. Subject to the additional requirements applicable to Wacker Confidential Information set forth below in this Section 12.5.1, each Party agrees to promptly return all tangible Confidential Information and all copies thereof to the Disclosing Party, and to destroy all tangible information created by Receiving Party that contains Confidential Information furnished by Disclosing Party, at the expiration or termination of this Agreement, or at any time prior to the expiration or termination of this Agreement upon the Disclosing Party’s written request; provided, however, that the Receiving Party shall not be required to return such Confidential Information to the Disclosing Party prior to the expiration or termination or this Agreement that the Receiving Party reasonably requires in order to exercise its rights or perform its obligations under this Agreement; and provided, further, that the Receiving Party may retain a copy of the Confidential Information of the Disclosing Party (i) to the extent the Receiving Party retains a license to such Confidential Information under this Agreement, (ii) for the purpose of monitoring compliance with its obligations hereunder, (iii) to the extent required by Applicable Laws or (iv) for regulatory or insurance purposes. Upon request of the Disclosing Party, the Receiving Party shall provide written certification of such return or destruction (subject to the foregoing right to retain a copy). Notwithstanding the Receiving Party’s return and

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destruction of the Confidential Information, Receiving Party will continue to be bound by its obligation of confidentiality as otherwise provided herein.
12.5.1.    Return or Destruction of Wacker Confidential Information. Except to the extent BioVectra is required to retain any Wacker Confidential Information for regulatory compliance purposes, in the event of termination or expiration of this Agreement, BioVectra shall immediately return or destroy all embodiments of the Wacker Confidential Information, including but not limited to records, data media, product samples, materials or other documents in any form, including any electronic (with respect to electronic files, deleted to the extent reasonably practicable), paper or otherwise embodied copies, at PhaseBio’s or Wacker’s request which may be made at any time upon or after such termination. After termination or expiration of this Agreement, BioVectra shall immediately stop using the Wacker Confidential Information, in particular the Developed Process and the Wacker Strains, and shall deliver to PhaseBio any material, including Product, produced by such use. In addition, BioVectra shall immediately destroy the Wacker Strains and any modification, derivative, mutations, clones or progeny thereof. Complete return or destruction shall be confirmed in writing by BioVectra. The above shall not apply to back-up copies of electronic data routinely prepared but only for the time for which such back-up copies of similar-type information are customarily retained. In the event of any conflict between the provisions of Section 12.4 and this Section 12.5.1 of this Agreement with respect to Wacker Confidential Information, the provisions of this Section 12.5.1 shall control.
12.6.    Restriction on Analysis of Wacker Strains. BioVectra shall not analyze, have analyzed, reconstruct or have reconstructed,, or perform or have performed any reverse engineering or decompilation of, any Wacker Strain in order to receive any information on the genotype and/or related genetic information of the Wacker proprietary E. coli strain from which the Wacker Strain was derived or any aspect thereof (all of which information constitutes Wacker Confidential Information). BioVectra shall expressly instruct in writing each individual within BioVectra’s organization who has access to any Wacker Strain to comply with this Section 12.6.
12.7.    [***]. BioVectra’s obligations under this Section 12.7 are in addition to BioVectra’s obligations under Section 12.1 of this Agreement with respect thereto. In the event of any conflict between the provisions of Section 12.1 and this Section 12.7 of this Agreement with respect to Wacker Confidential Information, the provisions of this Section 12.7 shall control.
12.7.1.    BioVectra agrees and acknowledges that [***] shall have the right once in any calendar year to [***]. Furthermore, [***] shall have the right at any time, at its own cost, to [***], and such [***]. BioVectra shall cooperate in a reasonable manner with [***]. The right [***] under this Section 12.7 shall be strictly limited to [***].
12.7.2.    In connection with [***], [***] shall only provide [***]. To safeguard that no confidential information of PhaseBio or BioVectra will be made available

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[***], each of PhaseBio and BioVectra shall have the right [***]; such [***] shall be [***]. The provisions of this Section 12.7 shall survive [***] after [***]. Upon expiration of said [***] period, [***].
13.    INTELLECTUAL PROPERTY
13.1.    PhaseBio Intellectual Property. All Intellectual Property (including trademarks), data, information, reports, and any and all related documentation, which are developed, generated, or derived, directly or indirectly, by PhaseBio prior to the Effective Date, including, without limitation, PhaseBio Manufacturing Know-How and all patent rights and other Intellectual Property rights in and to PhaseBio Manufacturing Know-How; and any improvements, modifications, or enhancements thereto that are developed, generated, or derived, directly or indirectly, by BioVectra, PhaseBio, or others, singly or jointly, during the Term, including PhaseBio Developed Intellectual Property, will be and remain the sole property of PhaseBio.
13.2.    BioVectra Intellectual Property. All Intellectual Property (including trademarks), data, information, reports, and any and all related documentation, which are developed, generated, or derived, directly or indirectly, by BioVectra prior to the Effective Date, including BioVectra Manufacturing Know-How (but specifically excluding the Downstream Process and all Wacker Confidential Information disclosed, transferred or made available by or on behalf of PhaseBio prior to the Effective Date), or any improvements, modifications or enhancements thereto that are developed, generated or derived, directly or indirectly by BioVectra during the Term (but specifically excluding Downstream Process Improvements, Product Improvements and PhaseBio Developed Intellectual Property) will remain the sole property of BioVectra. If and to the extent that any Intellectual Property owned or controlled by BioVectra or its Affiliates is necessary to convert Product to Finished Product or would, in the absence of a license thereunder, be infringed by the manufacture, use, sale, offer for sale or import of Finished Product, BioVectra hereby grants to PhaseBio and its Affiliates a worldwide, perpetual and irrevocable, paid-up, non-exclusive, limited license, with the right to sublicense through multiple tiers, to such BioVectra Intellectual Property and any other Intellectual Property owned or controlled by BioVectra for use in connection with the manufacture of Finished Product from Product supplied by BioVectra hereunder, and the use, sale, offer for sale and import of such Finished Product.
13.3.    PhaseBio Data. All data, images, information, documents, records in whatever form obtained, developed, recorded, or compiled (i) in connection with this Agreement that relate to PB2452 or the Product, including its development, manufacture, or use, or (ii) based upon or utilizing PhaseBio Confidential Information ((i) and (ii) collectively, “PhaseBio Data”) are and will remain the sole and exclusive property of PhaseBio, and will be gathered, stored, secured, managed, and maintained by BioVectra in accordance with Applicable Laws. BioVectra hereby irrevocably assigns and agrees to assign all right, title, and interest in the PhaseBio Data to PhaseBio. BioVectra agrees to take such further reasonable acts as may be requested by PhaseBio in order to evidence the foregoing. Upon the expiration or termination of this Agreement or otherwise upon PhaseBio’s request, BioVectra will promptly provide a copy of all PhaseBio Data to PhaseBio in a form acceptable to PhaseBio, and, to the extent that PhaseBio so requests, BioVectra will destroy all remaining originals and copies of PhaseBio Data in

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BioVectra’s possession or under BioVectra’s control, subject to regulatory requirements. BioVectra will not utilize PhaseBio Data for any purpose other than the performance of its obligations under this Agreement and will cease use of any PhaseBio Data upon expiration or termination of this Agreement.
13.4.    PhaseBio Developed Intellectual Property. If and to the extent any inventions, discoveries, improvements, or Intellectual Property (i) with respect to, or that relate to, PhaseBio Manufacturing Know-How, PhaseBio Material, PB2452, Product, or Finished Product; or (ii) that are based on, developed through, or related to the use of PhaseBio Confidential Information, including Downstream Process Improvements or Product Improvements, come into existence as a result of the performance of this Agreement (whether by BioVectra, PhaseBio, or others, solely or jointly) ((i) and (ii) collectively, “PhaseBio Developed Intellectual Property”), such PhaseBio Developed Intellectual Property is and shall be the sole and exclusive property of PhaseBio. BioVectra hereby irrevocably assigns and agrees to assign all right, title, and interest in the PhaseBio Developed Intellectual Property to PhaseBio. BioVectra shall promptly disclose to PhaseBio in writing any and all PhaseBio Developed Intellectual Property. BioVectra and its employees, agents, consultants and subcontractors shall sign and deliver to PhaseBio all writings and do all such things as may be necessary or appropriate to vest in PhaseBio all right, title and interest in and to PhaseBio Developed Intellectual Property. PhaseBio may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the PhaseBio Developed Intellectual Property. Upon the request of PhaseBio, and at the sole expense of PhaseBio, BioVectra will assist PhaseBio in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable PhaseBio to file and prosecute such patent applications in any country. PhaseBio grants to BioVectra a paid-up, non-exclusive, non-sublicensable, non-transferable, limited license to such PhaseBio Developed Intellectual Property solely to manufacture and supply Product to PhaseBio and its Affiliates, (sub)licensees and designees in the Territory during the Term in accordance with this Agreement. BioVectra will not use PhaseBio Developed Intellectual Property for any purpose other than the performance of its obligations under this Agreement, and will cease use of any PhaseBio Developed Intellectual Property upon expiration or termination of this Agreement.
13.5.    License to BioVectra. Subject to the terms and conditions of this Agreement, PhaseBio hereby grants to BioVectra a paid-up, non-exclusive, non-sublicensable, non-transferable, limited (sub)license, to PhaseBio Manufacturing Know-How and Intellectual Property therein or thereto controlled by PhaseBio solely to manufacture and supply Product to PhaseBio and its Affiliates, (sub)licensees and designees in the Territory during the Term in accordance with this Agreement.
14.    MISCELLANEOUS
14.1.    Independent Contractors. The relationship between PhaseBio and BioVectra is that of independent contractors and nothing contained in this Agreement shall be deemed to constitute or create any other relationship, including employment, partnership, agency or joint venture, between PhaseBio and BioVectra. Neither Party shall have any express or implied right or authority to employ any person as agent or employee for or on behalf of

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the other, or to bind or attempt to bind the other Party to any obligation with any Third Party.
14.2.    Assignment and Subcontracting. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that a Party may assign this Agreement and all of its rights and obligations hereunder without such prior written consent: (a) to an Affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder; or (b) in connection with the sale of all or substantially all of the assets or business to which this Agreement relates (whether by sale, merger, reorganization, consolidation or otherwise). BioVectra may not subcontract or otherwise delegate its obligations under this Agreement without PhaseBio’s prior written consent. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void. No permitted delegation or subcontracting shall relieve BioVectra of its responsibilities and liabilities hereunder, and BioVectra shall remain liable to PhaseBio for the conduct and performance of each permitted delegate and subcontractor hereunder.
14.3.    Advertising and Publicity. BioVectra shall not use the name or any trademark, trade name, logo or symbol of PhaseBio or any PhaseBio Affiliates, or disclose any matters relating to this Agreement, in any advertising, promotion, press/publicity release, written articles or other form of public written disclosure without the prior written consent of PhaseBio. Except as expressly permitted by Section 12.3 or Section 12.4, PhaseBio shall not disclose any matters relating to this Agreement nor issue any press/publicity release referring to BioVectra without the prior written permission of BioVectra, which shall not be unreasonably withheld, conditioned or delayed. It is understood by BioVectra that PhaseBio, as the applicant for or holder of the Marketing Authorizations for Product, will have to make certain disclosures and regulatory filings indicating that BioVectra is manufacturing the Product for PhaseBio and disclosing information related thereto.
14.4.    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is due to or results from any causes that are beyond its reasonable control, such as acts of God, fire, third-party strikes, embargo, war, acts of terrorism, acts of the government, or any other similar causes. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. In such event, the Party delayed shall promptly give notice to the other Party, and shall endeavor in good faith to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible. All delivery dates under this Agreement that have been affected by force majeure shall be tolled, and, if BioVectra is the affected Party, PhaseBio’s obligation to satisfy the Minimum Annual Commitment shall be suspended, for the duration of such force majeure; provided, however, that if the affected Party’s failure or delay in performing continues for more than [***], the other Party may terminate this Agreement.

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14.5.    Limited Liability. Except in the case of a Party’s indemnification obligations under this Agreement or breach of the confidentiality or intellectual property provisions of this Agreement (all the foregoing, the “Exceptions”), in no event shall either Party be liable to the other Party for lost profits, loss of goodwill, or any special, indirect, consequential, or incidental damages, however caused and on any theory of liability, arising in any way out of the Agreement. This limitation shall apply even if a Party has been advised of the possibility of such damages, and notwithstanding any failure of essential purpose of any limited remedy. Except for cases of Exceptions, a Party’s total liability under this Agreement shall not exceed [***]. The limitations set forth herein shall not apply to claims for a Party’s fraud or fraudulent misrepresentation.
14.6.    Notices. Any notice, communication, or statement required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered to the person(s) listed below in any of the following manners: (i) in person; (ii) by registered or certified mail, postage pre-paid, return receipt requested; (iii) by a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid; or (iv) by facsimile with the original promptly sent by any of the foregoing manners. Notice or receipt of a particular communication shall be considered given or received when actually received. Either Party may, by notice to the other, change the names and addresses given below for receipt of notices.

If to BioVectra:
BioVectra Inc.
            Attn:    Legal Department
            11 Aviation Avenue
            Charlottetown, Prince Edward Island
C1E0A1 Canada
            Facsimile No.:(902) 628-2045

With a copy to:
BioVectra Inc.
            Attn:    Vice President Business Development
            11 Aviation Avenue
            Charlottetown, Prince Edward Island
C1E0A1 Canada
            Facsimile No.: (902) 628-2045

If to PhaseBio:
PhaseBio Pharmaceuticals, Inc.
Attn:     Vice President, Preclinical and CMC
1 Great Valley Parkway, Suite 20
Malvern, PA 19355
USA

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With a copy to:
PhaseBio Pharmaceuticals, Inc.
Attn:     Vice President, Legal
1 Great Valley Parkway, Suite 20
Malvern, PA 19355
USA
14.7.    Non-Waiver. The failure of either Party to strictly enforce any of the terms or conditions of this Agreement shall not be considered as a waiver of any right hereunder nor shall it deprive that Party of the right at some other time to insist upon strict adherence to that term or condition or to any other terms or conditions. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time, and shall be signed by an authorized representative of such Party.
14.8.    Severability. If any section, subsection, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of this Agreement as a whole or of any section, subsection, sentence or clause hereof not so adjudged, and the remaining terms and provisions of this Agreement shall remain unimpaired and in full force and effect.
14.9.    Interpretation. The headings contained in this Agreement preceding the text of the Sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.
14.10.    Governing Law. This Agreement will be governed by the laws of the State of New York, without regard to its, or any other jurisdictions, conflicts of laws provisions or rulings. Any dispute, claim or controversy that may arise under, out of, in connection with or relating to this Agreement or any breach or default in the performance of the terms and conditions thereof, which cannot be settled by the Parties, shall be brought before the state or federal courts located in New York County, New York; provided, however, that either Party shall have the right to seek injunctive or other equitable relief from any court of competent jurisdiction in the context of prospective irreparable harm.

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14.11.    Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
14.12.    No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
14.13.    Review by Legal Counsel. Each of the Parties agrees that it has had the opportunity to review this Agreement with its legal counsel.
14.14.    Entire Agreement; Modification. This Agreement (including Appendix A hereto, which is incorporated herein by this reference) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms, and supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, between the Parties concerning any and all matters contained herein; provided, however, that the MSA shall remain in full force and effect in accordance with its terms. No modification, alteration or amendment of this Agreement or any Purchase Order(s) hereunder shall be binding upon the Parties unless contained in a writing signed and delivered by a duly authorized representative of each Party and specifically referring hereto or thereto, as the case may be.
14.15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement may be executed by electronic, facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures. The execution of this Agreement by any Party hereto will not become effective until counterparts hereof have been executed (i.e., signed and delivered) by both Parties hereto.

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In witness whereof, the Parties have caused this Agreement to be executed by their respective duly authorized representatives to be effective as of the Effective Date set forth above.

PHASEBIO PHARMACEUTICALS, INC.        BIOVECTRA INC.

Signature:	/s/ Jonathan Mow	Signature:	/s/ Oliver Technow

Name:	Jonathan Mow	Name:	Oliver Technow

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	March 10, 2021	Date:	March 10, 2021

    CONFIDENTIAL

APPENDIX A
PRODUCT PRICE and ANNUAL PURCHASE COMMITMENTS
ANNUAL PURCHASE COMMITMENT:
This Agreement is designed with phases of commitment corresponding to expected years of Batch manufacturing at BioVectra’s Windsor site, to best fit the expected supply needs of PhaseBio. The table sets forth below, for the specified calendar years, PhaseBio’s Minimum Annual Commitment, and the capacity to be maintained by BioVectra at BioVectra’s Windsor site (in each case, expressed in number of Batches).

Calendar Year	PhaseBio Minimum Annual Commitment (# of Batches)	Capacity to be maintained by BioVectra (# of Batches)
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
*    [***].
PhaseBio may reduce the Minimum Annual Commitments twice over the Term of the Agreement per the following:
-    PhaseBio may give notice to BioVectra in [***] of its intent to reduce the Minimum Annual Commitments set out above for years 2026-2031 to a maximum of [***] per year.
-    PhaseBio may give notice to BioVectra in [***] of its intent to reduce the Minimum Annual Commitments set out above for years 2029-2031 to a maximum of [***] per year.
If PhaseBio is only able to obtain Regulatory Approval for the Finished Product in one, but not both, of the U.S. or Europe, the Parties shall discuss in good faith an amendment to Appendix A to reflect decreased requirements for Product and impacts to the Supply Price to reflect lower volume commitments.
BioVectra and PhaseBio may establish, qualify and validate a second BioVectra site for PB2452 bulk drug substance Manufactured using the Manufacturing Process. Should BioVectra qualify and validate a second BioVectra site, the Parties may review and evaluate the Minimum Annual Commitments set out herein; [***].

    CONFIDENTIAL

ESTIMATED COMMERCIAL PRICING:
The following are the estimated supply prices for Batches of Product, based on an assumed Batch size of [***]. Supply Price will be determined 30 days after Successful Validation according to the mechanism set out in Section 4.1 of the Agreement.
Pricing – USD Cost per Batch

Batches	Estimated Supply Price per Batch
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
1.    Batches will be priced per the chart above. For example if PhaseBio orders [***] Batches in a given year, Batches would be priced as follows:
[***]
2.    Estimated Batch pricing is based on the existing production process.
3.    Batch prices will be set based on the Product manufacturing process validated by the Parties as set out in Section 4.1 herein.
4.    Supply Price will be reviewed and adjusted according to Section 4.2 and 4.3 herein.
5.    Specific areas of cost improvements can be proposed on a fluid basis. If agreed, cost improvement initiatives can be shared in both investment and reward. These could include the development of a next generation process to secure future commercial supply at reduced cost of goods through process development and optimization and/or cell line engineering.
6.    Prices exclude all Pass Through Costs.
7.    PhaseBio has the right to audit Pass Through Costs. BioVectra shall keep complete and accurate records pertaining to the calculation of the Pass Through Costs, in sufficient detail to permit PhaseBio to confirm the accuracy of any Pass Through Costs. PhaseBio shall have the right to cause an independent, certified public accountant reasonably acceptable to BioVectra to audit such records to confirm the accuracy of any Pass Through Costs. Such audits may be exercised no more than once per year during normal business hours upon reasonable prior written notice to BioVectra. Any such audit shall be at PhaseBio’s expense, unless the auditor determines that the Past Through Costs reported by BioVectra are greater than the actual cost by an amount equal to 5% or more, in which case (a) all costs related to the auditor’s review shall be paid by BioVectra, and (b) BioVectra shall promptly provide a refund to PhaseBio equal to the incorrectly charged amount of the Pass Through Cost.

    CONFIDENTIAL

8.    Administrative handling fees [***] shall not exceed [***].
8.1.    All Resin, [***] and other major purchases, excluding any capital equipment purchases, greater than [***] will be passed through to PhaseBio [***].
8.2.    All other reasonable and necessary purchases, service contracts, lab services, raw materials etc., excluding capital equipment purchases, will be passed through to PhaseBio [***].

    CONFIDENTIAL